Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
April 6, 2017	INVESTOR CONTACT:
Bob East, Westwicke Partners
443.213.0500 | diplomat@westwicke.com

MEDIA CONTACT
Jenny Cretu, Diplomat
810.768.9863 | press@diplomat.is

Dr. Regina Benjamin Appointed to Diplomat’s Board of Directors

Former United States Surgeon General Adds Exceptional Experience

FLINT, Mich. — Diplomat Pharmacy, Inc. (NYSE: DPLO), the nation’s largest independent specialty pharmacy, has appointed Former United States Surgeon General Regina Benjamin, MD, MBA, to its board of directors, effective immediately.

Dr. Benjamin, the 18th U.S. Surgeon General, will stand for election to the Diplomat board at its 2017 annual meeting. She will fill the vacancy created by the resignation of her predecessor on Dec. 31, 2016. With her appointment, the board will consist of seven directors, five of whom are independent.

Since 2013, Dr. Benjamin has served as the NOLA.com/Times Picayune Endowed Chair in  Public Health Sciences at Xavier University of Louisiana. As America’s Doctor from July 2009 to 2013, Dr. Benjamin provided the public with the best scientific information available on how to improve individual health and the health of the nation. While surgeon general she oversaw the operational command of 6,500 uniformed public health officers serving around the world to promote and protect the health of the American people. She also served as chair of the National Prevention Council, comprised of 17 cabinet-level federal agencies, and released the first ever National Prevention Strategy. Since founding BayouClinic in 1990, Dr. Benjamin has been recognized by a broad spectrum of organizations and publications on her way to becoming a leader in the worldwide advancement of preventive health care. She is also a member of the Kaiser Foundation Hospitals and Health Plan boards of directors.

She was the first physician younger than 40 and the first African-American woman elected to the American Medical Association Board of Trustees in 1995. Dr. Benjamin served as the associate dean for Rural Health at the University of South Alabama College of Medicine and chair of the Federation of State Medical Boards of the United States from 2002 to 2003. In 2002, she became the first African-American female president of a state medical society in the United States when she assumed leadership of the Medical Association State of Alabama.

“Dr. Regina Benjamin is a pioneer in the medical field, and we are excited to welcome her to Diplomat’s board of directors,” said Phil Hagerman, Diplomat CEO and chairman. “We believe her commitment to making a difference to one patient at a time embodies Diplomat’s patient-first approach. Further, her focus on overall wellness initiatives and population health supports Diplomat’s broader health care mission as we continue to grow.”

Ben Wolin, Diplomat’s lead director, added, “By adding Dr. Benjamin, an outstanding health care leader, to our board, we have continued to strengthen the breadth, qualifications, and skills of our directors. I know Dr. Benjamin will make an important and positive impact on our company.”

“I admire Diplomat’s focus on bringing personalized medication therapies to people with specialized needs through a high-touch service model, and I’m honored to be joining its board,” Dr. Benjamin said. “I have devoted my career to ensuring Americans receive the best possible health care, regardless of their financial situation, and find this mission echoed in the very fabric of Diplomat’s business culture and leadership. I look forward to building on this foundation with my fellow board members to make a difference in one person at a time.”

Dr. Benjamin graduated from Xavier University of Louisiana with a Bachelor of Science in chemistry. She received a Doctor of Medicine degree from the University of Alabama at Birmingham, as well as a Master of Business Administration from the Freeman School of Business at Tulane University. She attended Morehouse School of Medicine and completed her family medicine residency at the Medical Center of Central Georgia.

Dr. Benjamin is a member of the Institute of Medicine. She is a fellow of the American Academy of Family Physicians. She was chosen as a Kellogg National Fellow and a Rockefeller Next Generation Leader. In 1998, Dr. Benjamin was the United States recipient of the Nelson Mandela Award for Health and Human Rights. She received the 2000 National Caring Award and was recognized with the Papal honor Pro Ecclesia et Pontifice from Pope Benedict XVI. She was honored with a MacArthur Genius Award Fellowship in 2008, and in 2011, Dr. Benjamin received the Chairman’s Award during the worldwide broadcast of the 42nd NAACP Image Awards. In 2013, Reader’s Digest, ranked her amongst the “100 Most Trusted People in America.”

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. These statements are qualified by important risks and uncertainties, many of which are beyond our control that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements. For a discussion of such risks and uncertainties, you should review

Diplomat’s filings with the Securities and Exchange Commission, including “Risk Factors” in Diplomat’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, and in subsequent reports filed with or furnished to the Securities and Exchange Commission. Except as may be required by any applicable laws, Diplomat assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

About Diplomat

Diplomat (NYSE: DPLO) serves patients and physicians in all 50 states. Headquartered in Flint, Michigan, the company focuses on medication management programs for people with complex chronic diseases. Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients and the rest falls into place.” Today, that tradition continues—always focused on improving patient care and clinical adherence. For more information, visit diplomat.is.

###